Exhibit 11.1

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

	2012	2011	2010	2009	2008

Computation of Earnings Per Share – Basic
Income From Continuing Operations
Attributable to Esterline,
Net of Tax	$112,535	$133,087	$130,039	$105,568	$111,258
Income (Loss) From Discontinued
Operations Attributable to
Esterline, Net of Tax	0	(47)	11,881	14,230	9,275

Net Earnings Attributable to
Esterline	$112,535	$133,040	$141,920	$119,798	$120,533

Weighted Average Number of Shares Outstanding – Basic	30,749	30,509	29,973	29,717	29,507

Earnings Per Share Attributable to
Esterline – Basic:
Continuing operations	$3.66	$4.36	$4.34	$3.55	$3.77
Discontinued operations	.00	.00	.39	.48	.31

Earnings Per Share Attributable to
Esterline – Basic	$3.66	$4.36	$4.73	$4.03	$4.08

Computation of Earnings Per Share – Diluted

Income From Continuing Operations
Attributable to Esterline,
Net of Tax	$112,535	$133,087	$130,039	$105,568	$111,258

Income (Loss) From Discontinued
Operations Attributable to
Esterline, Net of Tax	0	(47)	11,881	14,230	9,275

Net Earnings Attributable to
Esterline	$112,535	$133,040	$141,920	$119,798	$120,533

Weighted Average Number of Shares Outstanding	30,749	30,509	29,973	29,717	29,507
Net Shares Assumed to be
Issued for Stock Options	533	645	504	234	401

Weighted Average Number of Shares and Equivalent
Shares Outstanding – Diluted	31,282	31,154	30,477	29,951	29,908

Earnings Per Share Attributable to
Esterline – Diluted:
Continuing operations	$3.60	$4.27	$4.27	$3.52	$3.72
Discontinued operations	.00	.00	.39	.48	.31

Earnings Per Share Attributable to
Esterline – Diluted	$3.60	$4.27	$4.66	$4.00	$4.03